Exhibit 99.1

445 Pine Avenue, Goleta, CA  93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports 2008 Q2 Results

Goleta, California, July 25, 2008 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported a net loss of $(252,000), or $(.04) per share diluted, for the quarter ended June 30, 2008 (2008 Q2), compared to net income of $1,252,000, or $.21 per share diluted, for the quarter ended June 30, 2007 (2007 Q2).  For the six months ended June 30, 2008, the Company reported net income of $745,000, or $.12 per share diluted, compared to $2,078,000, or $.34 per share diluted, for the six months ended June 30, 2007.

Net Interest Income

Net interest income for the comparative quarter ended June 30, 2008 decreased by $191,000, primarily because the decline in the net interest margin, which decreased by 72 basis points, to 3.73% for 2008 Q2 from 4.45% for 2007 Q2, exceeded the net interest income related to the Company’s new business.

Total interest income for the comparative quarter ended June 30, 2008 decreased by $244,000.  A $1,807,000 decrease is attributed to lower interest rates as the prime rate at end of 2008 Q2 was 325 basis points less than at end of 2007 Q2.  This is partially offset by a $1,563,000 increase attributed to the strong comparative growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios.

Interest expense on deposits for the comparative three-month period decreased by $102,000.  An $885,000 decrease is attributed to lower interest rates and is partially offset by a $783,000 increase attributed to interest-bearing deposit growth.  Interest expense on borrowings increased $49,000, which represents a $120,000 increase related to volume offset by $71,000 attributed to lower interest rates.

Provision for Loan Losses

The Company recorded a $2,531,000 loan loss provision for 2008 Q2 compared to $(63,000) for 2007 Q2, reflecting management’s assessment of increased credit risk for the Company related to the current California and national economic slowdown.  The heightened provision is primarily a result of increased qualitative factors which reflect the aforementioned economic circumstances.  However, non-performing loans decreased from $15.5 million at December 31, 2007 to $10.3 million at June 30, 2008.

Non-Interest Income and Non-Interest Expenses

Non-interest income increased by $238,000 from 2007 Q2 compared to 2008 Q2, primarily from a gain on sale of a real estate owned property.

The Company continues to efficiently manage non-interest expenses as the quarterly comparative numbers were essentially unchanged.

BALANCE SHEET

The Company’s total assets increased $37.8 million to $647.7 million at June 30, 2008 compared to $609.9 million at December 31, 2007.  Net loans increased by $30.0 million and combined liquid assets and investment securities increased by a net of $3.6 million.

On the funding side, as of June 30, 2008, deposits increased by $52.0 million while FHLB advances decreased by $16.0 million compared to December 31, 2007.

CAPITAL

As of June 30, 2008, the Company had $50.4 million in total shareholders’ equity, or 7.78% of consolidated total assets, and book value per share was $8.52.

DIVIDEND

The Board of Directors announced that they have eliminated this quarter’s dividend.  William R. Peeples, Chairman of the Company, noted: “In light of the near-term economic and capital-raising environment, the Company is focused on preserving capital and we believe this is a prudent decision and is the best course for our shareholders over the long term.”

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “While we are not pleased with the bottom line results, we believe our core business lines are still performing well and allows us to prudently set aside ample loan loss reserves while maintaining a strong capital level.  We believe that the action the Company has taken in increasing reserves is appropriate in light of the current challenging economic environment.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating throughout the country.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Interest income	$11,380	$11,624	$23,391	$22,672
Interest expense	5,577	5,630	11,427	10,933
Net interest income	5,803	5,994	11,964	11,739
Provision for loan losses	2,531	(63)	3,204	222
Net interest income after provision for loan losses	3,272	6,057	8,760	11,517

Non-interest income	1,640	1,402	3,054	2,577
Non-interest expenses	5,313	5,303	10,493	10,502
Income before income taxes	(401)	2,156	1,321	3,592
Provision for income taxes	(149)	904	576	1,514

NET INCOME (LOSS)	$(252)	$1,252	$745	$2,078

Earnings (loss) per share:
Basic	$(0.04)	$0.21	$0.13	$0.36
Diluted	(0.04)	0.21	0.12	0.34

Weighted average shares:
Basic	5,913	5,856	5,911	5,840
Diluted	5,973	6,038	5,974	6,035

Selected average balance sheet items

Average assets	$641,794	$554,993	$632,238	$545,251
Average gross loans	567,310	482,758	559,955	475,685
Average deposits	476,513	402,945	463,528	394,128

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30	December 31
	2008	2007

Cash and cash equivalents	$12,972	$9,289
Interest-earning deposits in other financial institutions	677	778
Investment securities	39,805	38,281
Loans:
Held for sale	122,761	110,415
Held for investment	452,807	433,162
Less: Allowance	(6,423)	(4,412)
Net held for investment	446,384	428,750
NET LOANS	569,145	539,165

Other assets	25,062	22,337

TOTAL ASSETS	$647,661	$609,850

Deposits	$485,782	$433,739
FHLB advances	105,000	121,000
Other liabilities	6,479	4,952
TOTAL LIABILITIES	597,261	559,691

Stockholders' equity	50,400	50,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$647,661	$609,850

Shares outstanding	5,915	5,895

Book value per share	$8.52	$8.51

Non-performing loans	$10,327	$15,535